                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

================================================================================

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              U.S. MICROBICS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Colorado                                      88-0990371
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

             5922-B Farnsworth Court
              Carlsbad, California                                 92008
--------------------------------------------------          --------------------
    (Address of principal executive offices)                     (Zip Code)


                   U.S. Microbics, Inc. 2001 Consultants Plan
                   ------------------------------------------
                            (Full title of the plan)


                                 Robert C. Brehm
                             5922-B Farnsworth Court
                           Carlsbad, California 92008
                                 (760) 918-1860

                                   CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED        REGISTERED (1)          SHARE (2)             PRICE(2)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 2,000,000               $.35                $700,000              $175.00
----------------------- --------------------- -------------------- --------------------- --------------------

(1) 2,000,000 additional shares of common stock of U.S. Microbics, Inc. are being registered for issuance pursuant to Amendment No. 1 to the 2001 Consultants Plan. Pursuant to General Instruction to Form S-8, the registration fee is calculated only with respect to such additional shares.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid ask price of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on September 19, 2001.

                                EXPLANATORY NOTES

         U.S. Microbics, Inc., a Colorado corporation, hereby files this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-63558) filed with the Securities and Exchange Commission on June 21, 2001 for the purpose of:

1. Registering an additional 2,000,000 shares of the Registrant's common stock, par value $0.0001 per share, issuable pursuant to the U.S. Microbics, Inc. 2001 Consultants Plan (the "Plan"). Originally, 2,000,000 shares of the Registrant's common stock were authorized for issuance under the Plan. On September 5, 2001, the Board of Directors approved an increase in the aggregate number of shares of common stock authorized for issuance under the Plan from 2,000,000 to 4,000,000 shares.

2. Including a reoffer prospectus for the selling security holders. The reoffer prospectus is filed as part of the Registration Statement on Form S-8 and has been prepared in accordance with the requirements of
         Part I of Form S-3 and may be used for reoffers of common stock defined as "control securities" under Instruction C to Form S-8 acquired by "affiliates" (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to stock awards and stock options granted under the Plan.

                                   PROSPECTUS

                              U.S. MICROBICS, INC.
                        1,255,678 SHARES OF COMMON STOCK

         This prospectus relates to the resale by the selling shareholders of up to 1,255,678 shares of common stock, $.0001 par value per share, of U.S. Microbics Inc. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

         The shares were issued to the selling securityholders pursuant to stock options and or awards granted under the U.S. Microbics, Inc. 2001 Consultants Plan. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling security holder. We will not receive any proceeds from such sales.

         Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol BUGS. On September 18, 2001, the average of the bid and asked prices of the common stock on the Bulletin Board was $.30 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September 19, 2001

                              ---------------------


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Some of the statements contained in this prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

         o significant historical losses and the expectation of continuing losses;

         o    rapid technological change in the bioremediation industry;

         o    reliance on key strategic relationships and accounts;

         o    the impact of competitive products and services and pricing; and

         o    uncertain protection of our intellectual property.

         Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In this prospectus, we refer to U.S. Microbics Inc. as "we" or "U.S. Microbics".


                                    BUSINESS

         U.S. Microbics Inc. is a Colorado corporation. We were originally incorporated in 1984 in Colorado under the name Venture Funding Corporation. On June 3, 1993, the name was changed to Global Venture Funding, Inc., and we changed to our present name of U.S. Microbics Inc. on March 25, 1998.

         We intend to build an environmental biotech company utilizing the proprietary microbial technology, bioremediation patents, knowledge, processes and unique microbial culture collection developed over 30 years by the late George M. Robinson and his daughter Mery C. Robinson. We create and market proprietary microbial technologies that provide natural solutions to many of today's environmental problems, including oil, diesel, certain toxic waste, and certain water and soil contamination.

         Our principal executive offices are located at 5922-B Farnsworth Court, Carlsbad, California 92008 and our telephone number is (760) 918-1860. Our home page on the Internet can be located at http://www.bugsatwork.com

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING U.S. MICROBICS INC. AND ITS BUSINESS.

OUR ABILITY TO CONTINUE OPERATIONS IS DEPENDENT ON A NUMBER OF FACTORS.

         U.S. Microbics Inc. and its subsidiaries are startup companies with a business plan based on microbial technology and one year of operating experience. We have experienced annual operating losses and negative operating cash flow since our incorporation in 1984. As of September 30, 2000, we had an accumulated deficit of $9,191,000. In addition, we generated only a nominal amount of revenues during fiscal year 2000 in the amount of $18,900. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern.

         Accordingly, there can be no assurance that we will commercialize any products and services based on microbial technology or manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated problems relating to product development and formulation, testing, quality control, production, inventory management, sales and marketing and additional costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our proposed products and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable operations.

         Our ability to become profitable will depend on a variety of factors, including the following:

         o    price, volume and timing of product sales;

         o variations in gross margins on our products, which may be affected by the sales mix and competitive pricing pressures;

         o regulatory approvals for using our bioremediation products, including permits for soil recycling center sites, water quality permits, air quality permits, and other permits as required by particular jurisdictions;

         o changes in our levels of research and development, including the timing of any demonstration projects for regulatory approval; and

         o    acquisitions of products, technology or companies.

         Our long-term success also will be affected by expenses, difficulties and/or delays encountered in developing and selling microbial technology, competition, and the often burdensome environmental regulations associated with permitting hydrocarbon remediation sites.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN.

         Since August 1997, we have focused our efforts on developing our business in the environmental biotechnology sector. We will need to raise additional capital to implement fully our business plan and establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

OUR TECHNOLOGY HAS NOT GAINED FULL MARKET ACCEPTANCE.

         Microbial technology has not been fully utilized in any particular market. Market acceptance of our products and services will depend in large part upon our ability to demonstrate the technical and operational advantages and cost effectiveness of our products and services as compared to alternative, competing products and services, and our ability to train customers concerning the proper use and application of our products. There can be no assurance that our products and services will achieve a level of market acceptance that will be profitable for us.

         Due to lack of market acceptance and other factors, we may not be able to distribute our products through the retail channel via strategic relationships with existing distributors and joint ventures enacted for domestic and international business.

WE MAY BE SUBJECT TO FUTURE ENVIRONMENTAL LIABILITIES THAT COULD AFFECT OUR RESULTS OF OPERATIONS OR FINANCIAL CONDITION.

         We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently meet these environmental requirements, there is no assurance that future laws and regulations will not impose significant compliance costs. If there is an accident, we could be held liable for any damages that result and the liability could exceed our resources. In addition, the use of our BIO-RAPTOR(TM) requires permits to treat contaminated soil. Permit issues may delay the implementation and installation of our products, including the BIO-RAPTOR(TM) .

IF WE ARE UNABLE TO GENERATE FUTURE GROWTH, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

         We intend to pursue a strategy of rapid growth, and plan to expand significantly our manufacturing capability and devote substantial resources to our marketing, sales, administrative, operational, financial and other systems and resources. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

         o    manage our business and our subsidiaries as a cohesive enterprise;

         o manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;

         o add internal capacity, facilities and third-party sourcing arrangements as and when needed;

         o    maintain service quality controls; and

         o attract, train, retain, motivate and manage effectively our employees.

         There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

         In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services based on microbial technology in the global environmental, manufacturing, agricultural, natural resource and other potential markets. There can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

WE MAY FACE STRONG COMPETITION FROM LARGER, ESTABLISHED COMPANIES.

         We likely will face intense competition from other environmental biotech companies, virtually all of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, research and development facilities and manufacturing and marketing experience than U.S. Microbics. There can be no assurance that developments by our current or potential competitors will not render our proposed products or services obsolete.

         In addition, we expect to face additional competition from new entrants into our targeted industry segments. As the demand for products and services based on microbial technology grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services.

         Although we believe that we have certain technical advantages over certain of our competitors, including, without limitation, the development of technological innovations that will make the BIO-RAPTOR(TM) and the use of our microbial blends more economical and efficient than other bioremediation methods, maintaining such advantages will require a continued high level of investment by U.S. Microbics in research and development, marketing, sales and customer support. We may not have sufficient resources to maintain our research and development, marketing, sales and customer support efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

WE MAY BE SUBJECT TO FUTURE PRODUCT LIABILITY CLAIMS.

         The development, marketing, sale and/or licensing of products based on microbial technology entail liability risks in the event of product failure or claim of harm caused by product operation. While we are not aware of any claim against us based upon the use or failure of our products, end users of any of our proposed products and services could assert claims against us. Although we maintain product liability insurance against any such claims, there can be no assurance that such insurance will be sufficient to cover all potential liabilities, or that we will be able to continue to obtain insurance coverage in an amount that we believe to be adequate. If there is a successful law suit against us, lack or insufficiency of insurance coverage would have a material adverse effect on our business, financial condition and results of operations.

OUR ABILITY TO MANUFACTURE OUR PRODUCTS MAY BE LIMITED.

         Our future performance will depend to a substantial degree upon our ability to manufacture, market and deliver the products and services based on microbial technology in an efficient and profitable manner. In this regard, we have leased production facilities for our microbial products operation, and have partially implemented our manufacturing operations at the facility. However, we have no prior experience in maintaining a facility that will manufacture our products in the quantities required for profitable operations. Accordingly, there can be no assurance that:

         o    we will be able to complete the facility in a timely manner;

         o the cost of completing the facility will not exceed management's current estimates;

         o the facility's capacity will not exceed the demand for our products; or

         o such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at a level of quality control that meets competitive demands.

         In addition, the implementation of our manufacturing operations at the facility presents risks that, singly or in any combination, could have a material adverse effect on our business, financial condition and results of operations. These risks include, but are not limited to:

         o production delays associated with products based on the microbial technology;

         o unavailability of required capital equipment and qualified personnel;

         o raw material shortages, higher-than-expected overhead or operational costs;

         o    lack of sufficient quality control over the products; and

         o    order backlogs.

         In addition, our development of our internal manufacturing capacity will depend in large part on our ability to raise sufficient capital for this purpose. We may not be able to develop adequate manufacturing capacity or raise sufficient capital, the failure of either of which could have a material adverse effect on our business, financial condition, results of operations and possibly on our relationships with our customers. We may consider third-party outsourcing arrangements for the manufacture and supply of certain products during the period in which we expand our internal manufacturing capacity. These outsourcing arrangements are subject to various risks, including and without limitation, production delays or interruptions, inferior product quality, misappropriation of trade secrets and lower profit margins.

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES AND MANAGEMENT.

         Our success and execution of our business strategy will depend significantly upon the continuing contributions of, and on our ability to attract, train and retain qualified management, marketing, sales, operational, production, administrative and technical personnel. In this regard, we are particularly dependent upon the services of Robert C. Brehm, our President and Chief Executive Officer, Mery C. Robinson, our Chief Operating Officer and Secretary and the President of XyclonyX, Bruce Beattie, President of our subsidiary Sub Surface Waste Management Inc., and Behzad Mirzayi, Chief Operating Officer of our subsidiary, Sub Surface Waste Management Inc.. The loss of the services of one or more of our key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

OUR RESULTS OF OPERATIONS MAY HIGHLY FLUCTUATE FROM QUARTER TO QUARTER AS WE CONTINUE TO GROW.

         As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future revenues that are expected to increase. It is anticipated that as we mature, our sales and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

         o    the volume, timing of, and ability to fulfill customer orders;

         o    the demand for our products and services;

         o the number, timing and significance of product enhancements and new product introductions by us and our competitors;

         o changes in the pricing policies by U.S. Microbics or our competitors;

         o    changes in the level of operating expenses;

         o expenses incurred in connection with our plans to fund greater levels of sales and marketing activities and operations, develop new distribution channels, broaden our customer support capabilities and continue our R&D activities;

         o    personnel changes;

         o    product defects and other product or service quality problems; and

         o general domestic and international legal, economic and political conditions.

         Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

IF WE ARE UNABLE TO KEEP UP WITH TECHNOLOGICAL DEVELOPMENTS, OUR BUSINESS COULD BE NEGATIVELY AFFECTED.

         The markets for our products and services based on microbial technology are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner.

         In particular, our future success is dependent upon our BIO-RAPTOR(TM) , Remediline(TM) , Wasteline(TM) and Bi-Agra(TM) product lines, each of which is new and has not achieved market acceptance. In order to develop such new products and services, we will depend upon close relationships with existing customers that previously utilized microbial technology in the bioremediation, agricultural and waste treatment industries, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that our customers will provide us with timely access to such information or that we will be able to develop and market our new products and services successfully or respond effectively to technological changes or new product and services of our competitors. We may not be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

         We rely on patent, trademark, trade secret and copyright protection to protect our technology. We believe that technological leadership in microbial technology will be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as those patents currently licensed by our subsidiary, XyclonyX. We may not secure future patents and patents may become invalid and may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents.

         We also rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality or license agreements with our employees, consultants and vendors, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps taken by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations.

         While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business, financial condition and results of operations.

         We also rely on certain technology which we license from third parties, including microbial technology which is integrated with internally developed products and used in the XyclonyX product line to perform key functions. There can be no assurance that the patents underlying such third party technology licenses will continue to remain unchallenged or that we will not have to defend them, along with the licensors, to continue their commercial viability to us. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments which could materially adversely affect our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR TRADENAMES AND DOMAIN NAMES.

         We may not be able to protect our tradenames and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain name "bugsatwork.com" and we use "U.S. Microbics" as a tradename. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superceded, in some cases, by laws, rules and regulations governing the registration of tradenames and trademarks with the United States Patent and Trademark Office and certain other common law rights. If the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's tradename or trademark, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, tradenames or trademarks, which could adversely affect our brand name and other proprietary rights.

OUR MANAGEMENT IS ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL.

         Our existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 44.47% of the outstanding shares of common stock and common stock equivalents, including convertible preferred stock and stock options. As a result, our existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

         These shareholders may have interests that differ from our other shareholders. For example, to the extent that these shareholders are our employees, they may be less inclined to vote for acquisitions of us by another company involving termination of their employment or diminution of their responsibilities or compensation.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

         The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

         o    variations in anticipated or actual results of operations;

         o announcements of new products or technological innovations by us or our competitors;

         o    changes in earnings estimates of operational results by analysts;

         o    results of product demonstrations;

         o    inability of market makers to combat short positions on the stock;

         o inability of the market to absorb large blocks of stock sold into the market;

         o developments or disputes concerning our patents, trademarks or proprietary rights; and

         o    comments about us or our markets posted on the Internet.

         Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

OUR BUSINESS MAY BE HARMED IF IT BECOMES SUBJECT TO SECURITIES CLASS ACTION LITIGATION.

         In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, then we could be subject to significant liabilities.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK WHICH MAY DILUTE THE VALUE OF OUR COMMON STOCK TO CURRENT SHAREHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Within the next 24 months from the date of this prospectus, the holders of a majority of our preferred stock and certain warrant and option holders will have the right to convert their respective interests into approximately 9.5 million shares of our common stock. If such holders of preferred stock, warrants and options exercise their conversion rights, the holders of our common stock then issued and outstanding may experience immediate and substantial dilution in the net tangible book value of their shares if earnings and other factors do not compensate for the increased number of shares of such common stock.

LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK.

         Our common stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges such as NASDAQ. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and the new media's coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE COULD SUFFER LOSSES FROM EXCHANGE RATE FLUCTUATIONS.

         Because we intend to market our products internationally, a portion of our expected international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in the foreign currencies. An increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and therefore less competitive in foreign markets.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

         Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which has a tangible net worth of less than $5,000,000 -- or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market if such a market should ever develop, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

         Selling securityholders may sell shares covered by this Prospectus at prevailing market prices or at negotiable prices entered into between the selling securityholder and a purchaser.

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the selling securityholders' beneficial ownership of Common Stock as of September __, 2001, and as adjusted to give effect to the sale of all of the shares offered hereby.

                                                                       NUMBER OF SHARES
                                                                   BENEFICIALLY OWNED AFTER
                                                                           OFFERING(6)
                          NUMBER OF SHARES                         ------------------------
                         BENEFICIALLY OWNED    NUMBER OF SHARES    NUMBER OF
     NAME                 BEFORE OFFERING       BEING OFFERED        SHARES     PERCENTAGE
Robert C. Brehm (1)            3,266,738           562,132          3,443,544       23.63
Mary C. Robinson (2)           3,031,905           551,111          3,213,011       22.05
Conrad Nagel (3)                 343,313            51,613            343,313        2.36
Bruce Beattie (4)                195,441            45,411            195,441        1.34
Behzad Mirzayi (5)               195,441            45,411            195,441        1.34
--------------


(1) Mr. Brehm is our CEO and a director since July 1997.

(2) Ms. Robinson is our COO and a director since September 1997.

(3) Mr. Nagel is our CFO since August 1998.

(4) Mr. Beattie is the President of our subsidiary SSWM since August 2000.

(5) Mr. Mirzayi is the Vice President and COO of our subsidiary SSWM since September 2000.

(6) Assumes that all shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

                              PLAN OF DISTRIBUTION

         Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, including block transactions, negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised U.S. Microbics that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling securityholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. U.S. Microbics is responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling securityholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                MATERIAL CHANGES

There were no material changes in the Company.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The certificate of incorporation of U.S. Microbics authorizes it to issue up to 150,000,000 shares of Common Stock, par value $.0001 per share. Of the 150,000,000 shares of Common Stock authorized, 14,215,912 shares are issued and outstanding as of August 14, 2001.

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available for such dividends. U.S. Microbics may not pay any dividends on the Common Stock until cumulative dividends on the preferred stock have been paid in full. Upon liquidation, holders of shares of Common Stock are entitled to a pro rata share in any distribution available to holders of Common Stock. The holders of Common Stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered for resale in connection with this prospectus will be, validly issued, fully paid and non-assessable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The Balance Sheets as of September 30, 2000 and 1999 and the statements of operations, stockholders' (deficit) equity and cash flows for the years ended September 30, 2000 and 1999, have issued audited financial statements by Bradshaw, Smith & Co., LLP, independent auditors, which includes an explanatory paragraph on U.S. Microbics' ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

         The legality of the securities offered hereby has been passed upon by Pollet & Richardson, Los Angeles, California. The two principals of Pollet & Richardson, are shareholders of US Microbics and own collectively 12,000 shares.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents are hereby incorporated by reference into this Registration Statement:

                  (a) The Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, filed by the Registrant with the Commission on January 16, 2001, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (b) The Quarterly Report on Form 10-QSB for the (i) quarter ended December 31, 2000, filed by the Registrant with the Commission on February 14, 2001; and (ii) quarter ended March 31, 2001, filed by the Registrant with the Commission on May 21, 2001; (iii) quarter ended June 30, 2001 filed by the Registrant with the Commission on August 20, 2001.

                  (c) A description of the Registrant securities contained in the Registration Statement Form SB-2/A effective July 19, 2000.

                  (d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with the common shares being registered herein will be passed upon for the Registrant by Pollet & Richardson, a Law corporation. Erick E. Richardson and Nimish Patel, principals of the law firm are eligible to receive shares of the Company's common stock pursuant to this Form S-8 Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Bylaws and the Colorado General Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and Directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

         The Registrant's Certificate of Incorporation further provides that a director of the Registrant shall not be personally liable for monetary damages of the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve misconduct or a knowing violation of law; (iii) for the lawful payments of dividends or stock redemption by the Company; or (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8. EXHIBITS.

           4.0     The 2001 Consultants Plan*
           5.0     Opinion and Consent from Pollet & Richardson
          23.1     Consent of Bradshaw & Smith
          23.2     Consent of Pollet & Richardson (included in Exhibit 5.0)

* Included on Form S-8 Registration Statement filed with the Securities and Exchange Commission on June 21, 2001 (SEC File No.: 33-63558).

ITEM 9. UNDERTAKINGS

UNDERTAKINGS.

                  (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) 0f the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on September 19, 2001.

                                           U.S. MICROBICS, INC.

                                           By: /s/ Robert C. Brehm
                                              ----------------------------------
                                              Robert C. Brehm, President



         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2001.

         /s/ Mery Robinson                  Chief Executive Officer and Director
         -----------------------------
         Mery Robinson



         /s/ Robert Brehm                   President and Director
         -----------------------------
         Robert Brehm


         /s/ Conrad Nagel                   Chief Financial Officer
         -----------------------------      (Principal Financial and Accounting
         Conrad Nagel                       Officer)


         /s/ Roger K. Knight                Vice President and Director
         ----------------------------
         Roger K. Knight

         /s/ Robert Key                     Director
         ----------------------------
         Robert Key